Saga Communications, Inc. Declares 4 for 3 Stock Split

GROSSE POINTE FARMS, Mich., Dec. 12, 2012 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT:SGA) today announced that its Board of Directors has declared a 4 for 3 stock split on its Class A and Class B Common Shares. The new shares will be distributed on January 16, 2013 to shareholders of record as of the close of business on December 28, 2012. As a result of the stock split, each shareholder of Class A Common Stock will receive one additional share of Class A Common Stock for every three shares of Class A Common Stock owned, and each shareholder of Class B Common Stock will receive one additional share of Class B Common Stock for every three shares of Class B Common Stock owned. Fractional shares will be paid for in cash.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

CONTACT: Samuel D. Bush, +1-313-886-7070